Exhibit 99.1

AMERICAN APPAREL REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

LOS ANGELES, April 1, 2011 – American Apparel, Inc. (NYSE Amex: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced its financial results for the fourth quarter and the year ended December 31, 2010. The Company also provided a business update through March 31, 2011.

Business Update

Tom Casey, Acting President, of American Apparel stated: “2010 was an extremely challenging but productive year. We suffered the after-effects of a major labor disruption resulting from an immigration intervention in 2009. The disruption of our 2010 production schedule resulted in significantly higher production costs per unit and late deliveries of products to our stores and to our wholesale clients. In addition, we encountered extraordinarily challenging world-wide economic conditions.  We also experienced higher yarn and fabric costs in the second half of 2010.  These factors along with a weak retail environment and intense competition resulted in weak comparable store sales and a lower EBITDA.”

“In spite of adverse circumstances in 2010, we achieved a number of important objectives through March 2011:

●
Recruited, hired and trained over 2,700 new factory workers since the second half of 2009. As a result of their tenure and training we have seen an overall improvement in our manufacturing efficiency in the fourth quarter of 2010, and expect these trends to further improve in 2011.

●
Hired three new senior executives over the past six months.  Last October, I was hired as Acting President to build the operating management team and bring additional operating disciplines to the business.  In February 2011, John Luttrell joined the Company as Chief Financial Officer. Marty Staff joined American Apparel in March 2011 as Chief Business Development Officer.  Marty Staff has a long history with leading designer brands and is focused on driving top line.  Together, the new management team is working closely with Dov Charney to drive sales while improving efficiencies in inventory and operating costs.

●
Made strategic investments in technology including installation of RFID in 28 stores with a total of 35 stores now on RFID.  RFID uses radio frequency scanning to help control accuracy and flow of inventory.  We installed traffic counters and security cameras in 100 stores and completed installation of anti-theft tagging in 223 stores globally. In addition, we implemented advanced labor scheduling and optimization for both manufacturing and global retail.  These investments will enhance our ability to support inventory of hot sellers, improve store execution, reduce shrink and lower operating costs.

●
Online sales growth at 25% in 2011 and tracking to that objective in the first quarter. We have improved our online customer experience through a new website which affords better presentation of our high quality fabrics. We have also improved customer satisfaction by significantly reducing backorders.

●
Expanded our offering of fashion forward items to enhance our core basics and reinforce the strength and relevance of the American Apparel brand.  Best-selling new items include lace and chiffon dresses, skirts and tops as well as wovens such as shawl cardigans and the fisherman’s pullover sweater along with accessories. In the second quarter we are launching our first indigo denim product, a high wasted jean for women.

●	Implemented a more aggressive approach to optimizing inventory and refining product assortment.

●	Enhanced our store base by remodeling or expanding over 40 stores and visibly improving appearance at over 60 stores and closing 13 stores.”

“Our principal goal in 2011 is to stabilize the business and create a platform for renewed growth and increasing sales,” said Casey.  “Our customers are delighted by American Apparel’s distinctive high-quality product offering and the American Apparel brand is as strong as ever.” Our same store sales are improving and we expect first quarter 2011 comps to be in the negative mid to high single digits.  We expect to achieve positive comp store sales for 2011. Each percentage point increase in comparative store sales generates approximately $2.5 million in additional operating income, before consideration of variable costs.  We are excited about Marty Staff’s new initiatives to develop wholesaling of American Apparel product to retailers as well as expanding store-in-store opportunities. We currently have successful store-in-store operations at Selfridges and Galleries Lafayette and we believe we can be very successful in significantly expanding this channel in 2011. We expanded our product line significantly in 2010 and we’ll focus in 2011 on refining our assortment while reducing unit inventories by 20%.  We also expect to achieve over $30 million in cost savings over the next few years through efficiencies in retail, distribution, general and administrative costs and manufacturing processes.”

“I am especially proud of our manufacturing workers and our dedicated retailing associates in 20 countries who have remained loyal and hard-working through a difficult year. We employ over 7,000 employees in the Los Angeles County alone, including seamsters and seamstresses, knitters, dyers, productions supervisors, factory managers, administrators, retail and production coordinators, planners, administrators as well as over 5,000 additional employees globally in 20 countries.”, said Dov Charney, CEO and founder of American Apparel. “I believe we are well along on our journey to restore manufacturing efficiency. We have solid plans to drive increased sales through existing and new channels. We are also diligently working on improving our return on invested capital through effective asset management. Therefore, I believe we will restore the Company’s historical levels of profitability by 2013.”

“We also appreciate the support of Lion Capital as well as our other financial and vendor partners. Lion Capital announced that it is currently giving up its two board seats at American Apparel in order to optimize their flexibility regarding potential future investments in the Company but it has retained its ability to designate directors to the board at an appropriate time in the future.  I would like to thank Lyndon Lea and his partners at Lion for their support on the American Apparel Board, said Charney.”

Financial Results

American Apparel reported net sales for the fourth quarter ended December 31, 2010 of $144.0 million, an 8.9% decline over sales of $158.1 million for the fourth quarter ended December 31, 2009. Total retail net sales declined 10.4% to $96.9 million for the fourth quarter of 2010 as compared to $108.2 million for the same period in 2009, with comparable store sales for stores open at least 12 months declining 11.5% on a constant currency basis. American Apparel ended the quarter with 273 stores, having reduced the number of stores it operates by eight during 2010. Total wholesale net sales, excluding online consumer sales, declined 6.0% to $36.2 million for the fourth quarter of 2010 compared to $38.5 million for the fourth quarter of 2009. Online consumer sales declined 4.4% to $10.9 million for the fourth quarter of 2010 compared to $11.4 million for the fourth quarter of 2009. In addition to the effect of world-wide economic conditions, the Company’s sales results include the adverse results from delayed production and deliveries to its stores as a result of labor inefficiencies in its manufacturing facilities.

Gross margin for the fourth quarter of 2010 improved to 55.6% as compared to 55.0% for the prior year fourth quarter. Gross margin increased primarily due to improvement in overall manufacturing efficiency. This improvement was partially offset by a slight shift in mix from retail to wholesale sales as the wholesale business delivers lower margins and higher yarn and fabric costs.

Operating expenses for the fourth quarter of 2010 were $92.0 million, or 63.9% of net sales, as compared to $77.6 million, or 49.1% of net sales for the prior year period. The increase was primarily related to higher payroll-related expenses, including the full year effect of stores opened in 2009, and lease termination costs to close some of the Company’s less profitable stores. Operating expenses were also higher in the fourth quarter of 2010 due to $2.4 million in non-cash retail store impairment charges booked in 2010 compared to $1.5 million in the fourth quarter of 2009.

Loss from operations for the fourth quarter of 2010 was $11.9 million versus operating income of $9.5 million in the prior year fourth quarter.

The provision for income taxes of $0.2 million reflects the effects of the Company no longer recording the tax benefit of pre-tax losses.  Beginning in 2010 the Company no longer recognizes the benefits associated with pre-tax losses and has provided a reserve against substantially all of its deferred tax assets.

The net loss for the fourth quarter of 2010 was $19.3 million, or $0.27 per diluted share, compared to net income for the fourth quarter of 2009 of $3.0 million, or $0.04 per diluted share.

Adjusted EBITDA for the fourth quarter of 2010 was $1.5 million.

For the year ended December 31, 2010, American Apparel reported consolidated net sales of $533.0 million, a 4.6% decline over sales of $558.8 million for the year ended December 31, 2009. Total net retail sales declined 8.7% to $346.4 million for 2010 as compared to $379.4 million for 2009. Comparable store sales for stores open more than 12 months declined 13.4% for the year on a constant currency basis. Total wholesale net sales, excluding online consumer sales, increased 6.3% to $151.1 million for 2010 compared to $142.1 million for 2009.  Online consumer net sales declined 5.0% to $35.5 million for 2010 versus $37.3 million for 2009. In addition to the effect of world-wide economic conditions, the Company’s sales results for 2010 include the effect of delayed production and deliveries to its stores as a result of labor inefficiencies in its manufacturing facilities. These manufacturing inefficiencies caused the Company, in many instances, to miss having the right product in its stores as it entered its key selling seasons.

Gross margin for 2010 was 52.5% as compared to 57.3% in 2009. Gross margin was negatively impacted by higher production costs, primarily in the first three quarters, due to lower labor efficiency in its manufacturing facilities, a continued shift in production mix towards more complex styles and introduction of substantial amount of new styles. The decrease for 2010 was also due to a shift in mix from retail to wholesale sales, as wholesale increased from 25.4% of total net sales in 2009 to 28.3% of total net sales in 2010. The Company’s wholesale channel yields a lower gross margin than its retail channel.

Operating expenses for 2010 were $330.0 million, or 61.9% of net sales, as compared to $295.5 million, or 52.9% for 2009. The increase was primarily related to higher payroll-related expenses including the full year effect of new stores opened throughout 2009, lease termination costs to close some of the Company’s less profitable stores, marketing expenses, and professional service fees primarily related to the costs associated with the change in Company’s independent public accounting firm. Operating expenses were also higher in 2010 due to $8.6 million in non-cash retail store impairment charges, compared to $3.3 million in of such charges in 2009.

Loss from operations for 2010 was $50.1 million, versus income from operations of $24.4 million for 2009. The tax provision for 2010 primarily reflects recording of reserves for deferred tax assets due to the uncertainty surrounding the realization of these potential assets. The 2009 tax provision included contingency accruals for the Company’s uncertain tax positions.

The net loss for 2010 was $86.3 million, or $1.21 per diluted share, compared to net income of $1.1 million, or $0.01 per diluted share in 2009.

Adjusted EBITDA for 2010 was ($7.4) million.

To date in 2011 the Company has closed 13 underperforming stores.

In 2010, the Company incurred a substantial loss from operations and had negative cash flows from operating activities for the year ended December 31, 2010. The Company’s current operating plan indicates that the Company will incur a loss from operations for fiscal 2011 and generate negative cash flows from operating activities. As a result of these factors and the negative comparative store sales results in 2010, together with world-wide economic conditions and significant increases in yarn and fabric prices, among others, there exists substantial doubt that the Company will be able to continue as a going concern. In addition, the Company could be prevented from borrowing under its revolving credit agreements and this could have an immediate and significant impact on its liquidity. Additional details with respect to this matter and other risk factors to consider are included in the Company’s Annual Report on Form 10-K, filed on March 31, 2011.

The audit opinion with respect to the Company’s consolidated financial statements as of and for the year ended December 31, 2010 included in the Company’s 2010 Form 10-K contains a “going concern” explanatory paragraph.  The financial statements included herein and in the 2010 Form 10-K do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result should the Company be unable to continue as a going concern.

Table A presents a calculation and reconciliation of consolidated net income to Adjusted EBITDA for American Apparel, Inc. and Subsidiaries for the years ended and for the three months ended December 31, 2010 and 2009.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of March 28, 2011, American Apparel had approximately 10,000 employees and operated 273 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

Safe Harbor Statement

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, results of operations and plans and the Company's prospects and strategies for future growth and cost savings. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate or obtain from external sources sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company’s business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company’s ability to identify and negotiate new store locations effectively and to open new stores and expand internationally; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company’s wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's ability to extend, renew or refinance its existing debt; the Company's liquidity and losses from operations and related impact on the Company's ability to continue as a going concern; the Company's ability to regain compliance with the stock exchange rules; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including recent increases in the price of yarn and the cost of certain related fabrics; the Company’s ability to pass on the added cost of raw materials to its wholesale and retail customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the Company's ability to upgrade its information technology infrastructure and other risks associated with the systems that are used to operate the Company's online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to severe weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$143,969	$158,112	$532,989	$558,775
Cost of sales	63,870	71,095	253,080	238,863
Gross profit	80,099	87,017	279,909	319,912
Operating expenses	91,985	77,558	329,962	295,497
(Loss) Income from operations	(11,886)	9,459	(50,053)	24,415
Interest expense	6,661	4,443	23,752	22,627
Foreign currency transaction (gain) loss	(66)	(236)	(686)	(2,920)
Unrealized loss on change in fair value of warrants	369	-	993	-
Other (income) expense	275	71	39	(220)
(Loss) Income before income taxes	(19,125)	5,181	(74,151)	4,928
Income tax provision	178	2,132	12,164	3,816
Net (loss) income	$(19,303)	$3,049	$(86,315)	$1,112
Basic (loss) earnings per share	$(0.27)	$0.04	$(1.21)	$0.02
Diluted (loss) earnings per share	$(0.27)	$0.04	$(1.21)	$0.01

Weighted average basic common shares outstanding	72,327	71,034	71,626	71,026
Weighted average diluted common shares outstanding	72,327	76,826	71,626	76,864

AMERICAN APPAREL, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$7,656	$9,046
Trade accounts receivable, net of allowances of $2,630 and $1,763 at December 31, 2010 and 2009, respectively	16,688	16,907
Prepaid expenses and other current assets	9,401	9,994
Inventories, net	178,052	141,235
Income taxes receivable and prepaid income taxes	4,114	4,494
Deferred income taxes	626	4,627

Total current assets	216,537	186,303

PROPERTY AND EQUIPMENT, net	85,400	103,310
DEFERRED INCOME TAXES	1,695	12,033
OTHER ASSETS, net	24,318	25,933

TOTAL ASSETS	$327,950	$327,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash overdraft	$3,328	$3,741
Revolving credit facilities and current portion of long-term debt, net of unamortized discount of $16,012 at December 31, 2010	138,478	6,346
Accounts payable	31,534	19,705
Accrued expenses	39,028	30,573
Income taxes payable	230	2,608
Current portion of capital lease obligations	560	1,907

Total current liabilities	213,158	64,880

LONG-TERM DEBT, net of unamortized discount of $20,537 at December 31, 2009	444	65,997
SUBORDINATED NOTES PAYABLE TO RELATED PARTY	4,611	4,355
CAPITAL LEASE OBLIGATIONS, net of current portion	542	1,020
DEFERRED TAX LIABILITY	260	—
FAIR VALUE OF WARRANT LIABILITY	993	—
DEFERRED RENT	24,924	22,052
OTHER LONG-TERM LIABILITIES	7,994	11,934

TOTAL LIABILITIES	252,926	170,238

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value, authorized 1,000 shares; none issued	—	—
Common stock, $.0001 par value, authorized 120,000 shares; 79,192 shares issued and 73,838 shares outstanding at December 31, 2010 and 72,467 shares issued and 71,033 shares outstanding at December 31, 2009	8	7
Additional paid-in capital	153,881	150,449
Accumulated other comprehensive loss	(3,168)	(2,083)
(Accumulated deficit) Retained earnings	(73,540)	19,012

	77,181	167,385
Less: Treasury stock, 304 and 1434 shares at cost at December 31, 2010 and 2009 respectively	(2,157)	(10,044)

TOTAL STOCKHOLDERS’ EQUITY	75,024	157,341

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$327,950	$327,579

AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$532,601	$559,089
Cash paid to suppliers, employees and others	(559,386)	(488,858)
Income taxes paid	698	(16,901)
Interest paid, net of capitalized interest	(6,456)	(8,609)
Other	173	482
Net cash (used in) provided by operating activities	(32,370)	45,203

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures	(15,701)	(20,889)
Proceeds from sale of fixed assets	39	—
Net cash used in investing activities	(15,662)	(20,889)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft from financial institution	(404)	1,307
(Repayments) borrowings under revolving credit facility, net	50,852	(43,590)
Deferred financing costs paid	—	(5,003)
Proceeds from sale of treasury stock	1,650	—
Repurchase of common stock for payment of payroll tax withholding on stock-based compensation	(2,051)	—
Borrowings under subordinated notes payable to related party	—	4,000
Repayment under notes payable to related party	—	(3,250)
Borrowings under term loans and notes payable, net of $5,000 discount	—	75,074
Repayment of term loans and notes payable	(15)	(51,183)
Repayment of capital lease obligations	(1,860)	(2,826)
Net cash (used in) provided by financing activities	48,172	(25,471)

EFFECT OF FOREIGN EXCHANGE RATE ON CASH	(1,530)	(1,165)

NET DECREASE IN CASH	(1,390)	(2,322)
CASH, beginning of period	9,046	11,368

CASH, end of period	$7,656	$9,046

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
	Year Ended December 31,
	2010	2009
Net (loss) income	$(86,315)	$1,112
Depreciation and amortization of property and equipment and other assets	28,130	28,151
Accrued interest – paid in kind	11,299	6,312
Amortization of debt discount and deferred financing costs	5,997	7,713
Loss on disposal of property and equipment	212	246
Stock-based compensation expense	3,719	525
Retail store impairment charges	8,597	3,343
Foreign currency transaction (gain)	(686)	(2,920)
Allowance for inventory shrinkage and obsolescence	1051	1,184
Change in fair value of warrant liability	993	—
Bad debt expense	1,357	572
Deferred income taxes	14,789	(3,704)
Deferred rent	2,963	5,908
Changes in cash due to changes in operating assets and liabilities
Trade accounts receivables	(1,746)	(258)
Inventories	(37,239)	9,485
Prepaid expenses and other current assets	624	(4,874)
Other assets	(629)	(1,246)
Accounts payable	10,057	(10,297)
Accrued expenses and other liabilities	3,668	13,853
Income taxes (receivable)/payable	789	(9,902)

Net cash (used in) provided by operating activities	$(32,370)	$45,203

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired under capital leases	$92	$1,151
Property and equipment acquired and included in accounts payable	$2,735	$764
Issuance of restricted stock awards	$2,300	$—
Issuance of common stock	$1,419	$525
Issuance of warrants to lender	$—	$18,672

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)

The following table presents key financial information for American Apparel’s business segments before unallocated corporate expenses:

	Three Months Ended December 31, 2010
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$37,558	$50,276	$18,780	$37,355	$143,969
Gross profit	11,943	32,301	12,658	23,197	80,099
Income from operations	8,779	(4,663)	1,944	(1,906)	4,153
Depreciation and amortization	2,313	2,695	506	1,498	7,012
Capital expenditures	800	2,612	380	593	4,385
Deferred rent expense	90	25	(61)	473	526

	Three Months Ended December 31, 2009
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$39,819	$56,424	$20,847	$41,022	$158,112
Gross profit	10,336	37,751	13,457	25,473	87,017
Income from operations	5,200	6,020	4,479	2,283	17,982
Depreciation and amortization	2,328	2,580	554	1,681	7,143
Capital expenditures	268	2,390	606	521	3,785
Deferred rent expense	124	622	48	238	1,032

	Year Ended December 31, 2010
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$148,997	$177,610	$65,638	$140,744	$532,989
Gross profit	32,007	117,496	43,309	87,097	279,909
Income (loss) from operations	11,200	(18,455)	5,051	(5,064)	(7,268)
Depreciation and amortization	9,282	10,484	2,170	6,194	28,130
Capital expenditures	4,696	7,584	1,456	1,965	15,701
Deferred rent expense (benefit)	431	1,437	(152)	1,247	2,963

	Year Ended December 31, 2009
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$141,521	$191,325	$68,983	$156,946	$558,775
Gross profit	36,214	136,424	43,242	104,032	319,912
Income from operations	15,541	17,340	13,999	15,312	62,192
Depreciation and amortization	8,992	11,286	1,083	6,790	28,151
Capital expenditures	4,558	11,184	1,392	3,755	20,889
Deferred rent expense	357	3,541	413	1,597	5,908

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation to Income before Income Taxes
Consolidated income (loss) from operations of reportable segments	$4,153	$17,982	$(7,268)	$62,192
Corporate expenses	(16,039)	(8,523)	(42,785)	(37,777)
Interest expense	(6,661)	(4,443)	(23,752)	(22,627)
Other (expense) income	(275)	(71)	(39)	220
Unrealized loss on change in fair value of warrant	(369)	—	(993)	—
Foreign currency transaction gain	66	236	686	2,920

Consolidated (loss) Income before Income Taxes	$(19,125)	$5,181	$(74,151)	$4,928

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net Sales by Class of Customer

U.S. Wholesale
Wholesale	$30,334	$32,196	$127,749	$118,241
Online consumer	7,224	7,623	21,248	23,280
Total	$37,558	$39,819	$148,997	$141,521

U.S. Retail	$50,276	$56,424	$177,610	$191,325

Canada
Wholesale	$2,939	$3,027	$11,915	$11,442
Retail	15,321	17,328	51,969	55,971
Online consumer	520	492	1,754	1,570
Total	$18,780	$20,847	$65,638	$68,983

International
Wholesale	$2,905	$3,279	$11,474	$12,368
Retail	31,292	34,443	116,800	132,092
Online consumer	3,159	3,300	12,470	12,486
Total	$37,356	$41,022	$140,744	$156,946

Consolidated
Wholesale	$36,177	$38,502	$151,138	$142,051
Retail	96,889	108,195	346,379	379,388
Online consumer	10,903	11,415	35,472	37,336
Total	$143,969	$158,112	$532,989	$558,775

Table A
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

In addition to its GAAP results, American Apparel considers non-GAAP measures of its performance. EBITDA, as defined below, is an important supplemental financial measure of American Apparel’s performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, interest and other expense (income), and depreciation and amortization. American Apparel’s management uses EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, pay taxes, and otherwise meet its obligations as they become due. American Apparel’s management believes that the presentation of EBITDA provides useful information regarding American Apparel’s results of operations because they assist in analyzing and benchmarking the performance and value of American Apparel’s business. American Apparel believes that EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

EBITDA also is used by American Apparel’s management for multiple purposes, including:

●	to calculate and support various coverage ratios with American Apparel’s lenders

●	to allow lenders to calculate total proceeds they are willing to loan to American Apparel based on its relative strength compared to its competitors

●
to more accurately compare American Apparel’s operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, EBITDA is an important valuation tool used by potential investors when assessing the relative performance of American Apparel in comparison to other companies in the same industry. Although American Apparel uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income (loss) because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, American Apparel’s calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. American Apparel’s management compensates for these limitations in considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

Table A (continued)
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended December		Year Ended December 31,
	2010	2009	2010	2009
Net (loss) income	$(19,303)	$3,049	$(86,315)	$1,112
Income tax provision	178	2,132	12,164	3,816
Interest and other expense, net	7,306	4,852	24,784	22,407
Depreciation and amortization	7,011	7,143	28,130	28,151
Foreign currency transaction (gain)	(66)	(236)	(686)	(2,920)
Retail store impairment charges	2,423	1,498	8,596	3,343
Stock based compensation expense, including employer related payroll taxes	3,965	—	5,944	—
Consolidated Adjusted EBITDA	$1,514	$18,438	$(7,382)	$55,910

Contact:
John J. Luttrell
Chief Financial Officer
American Apparel
(213) 488-0226

Thomas M. Casey
Acting President
American Apparel
(213) 488-0226